FORM 3
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
    Filed pursuant to Section 16(a) of the Securities Exchanges Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

Steve Engel
700 NW 107th Avenue
Miami, Florida 33172
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2. Date of Event Requiring Statement

10/31/97
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3. IRS or Social Security Number of Reporting Person


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4. Issuer Name and Ticker or Trading Symbol

LNR Property Corporation                LNR
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5. Relationship of Reporting Person to Issuer

/ / Director                            / / 10% Owner
/X/ Officer--Vice President
/ / Other
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6. If Amendment, Date of Original


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
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             TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

                                                     3. OWNERSHIP FORM:
                         2. AMOUNT OF SECURITIES        DIRECT (D) OR       4. NATURE OF INDIRECT
1. TITLE OF SECURITY        BENEFICIALLY OWNED          INDIRECT (I)           BENEFICIAL OWNERSHIP
--------------------     -----------------------     ------------------     -----------------------
Common Stock                 305                       I                       By ESOP
Common Stock                 100                       I                       By IRA
Common Stock               1,106                       D
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

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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

                                                  3. TITLE AND AMOUNT OF SECURITIES
                       2. DATE EXERCISABLE AND       UNDERLYING DERIVATIVE SECURITY
                          EXPIRATION DATE         ---------------------------------                         6. NATURE OF
1. TITLE OF            ------------------------                     AMOUNT OR   4. CONVERSION                  INDIRECT
   DERIVATIVE          DATE          EXPIRATION                     NUMBER OF      OR EXERCISE  5. OWNERSHIP   BENEFICIAL
   SECURITY            EXERCISABLE   DATE         TITLE             SHARES         PRICE OF        FORM OF     OWNERSHIP
--------------------   -----------   ----------   ----------------  ---------   --------------  ------------   -------------
Common Stock Options   11/3/97 (1)   12/23/04      Common Stock        1,597         10.21         D
Common Stock Options   12/23/97 (2)  12/23/04      Common Stock       14,378         10.21         D
Common Stock Options   11/3/98 (3)   11/3/07       Common Stock       50,000         25.3125       D
Common Stock           N/A           N/A           N/A                   150         N/A           I           By Spouse for Son
Common Stock           N/A           N/A           N/A                   150         N/A           I           By Spouse for Son
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

Explanation of Responses:

Note (1): Options were granted on 11/3/97 with immediate exercisability

Note (2): Options were granted on 11/3/97 and become exercisable through step vesting after 12/23/97

Note (3): Options were granted on 11/3/97 and become exercisable throught step vesting after 11/03/98

**Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                   /S/
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                   **Signature of Reporting Person                      Date